                            INVESTMENT ADVISORY AGREEMENT


AGREEMENT made this 12th day of April, 1989, by and between SEI Tax Exempt Trust, a Massachusetts business trust (the "Trust"), and Weiss, Peck & Greer Advisers, Inc., a Delaware Corporation (the "Adviser").

WHEREAS, the Trust Is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, consisting of several series of shares, each having its own investment policies; and

WHEREAS, the Trust has retained SEI financial Management Corporation (the "Manager") to provide administration of the Trust's operations, subject to the control of the Board of Trustees;

WHEREAS, the Trust desires to retain the Adviser to render investment management services with respect to its Intermediate-Term Municipal Portfolio and such other portfolios as the Trust and the Adviser may agree upon (the "Portfolios") and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

    l. Duties of Adviser. The Trust employs the Adviser to manage the investment and reinvestment of the assets, and to continuously review, supervise, and administer the investment program of the Portfolios, to determine in its discretion the securities to be purchased or sold or exchanged and what portion, if any, of the assets of the Portfolios shall be held uninvested and on behalf of the portfolios, to make changes in investments, to provide the manager and the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust's officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and incompliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust's prospectus from time to time, and applicable laws and regulations. The Adviser accepts such employment and agrees, at its own expense, to render services and to provide office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.
    2. PORTFOLIO TRANSACTIONS. The Adviser is authorized to select the brokers and dealers that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain the best net results as described in the Trust's prospectus from time to time. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

    3. COMPENSATION OF THE ADVISER. for the services to be rendered by the Adviser as provided in Sections l and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified In the schedule(s) which are attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser at the end of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified in the attached Schedule(s) to the assets. The fee shall be based on the average daily net assets for the month involved.

    4. OTHER SERVICES. At the request of the Trust or the manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at the Adviser's cost.

    5. REPORTS. The Trust and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

    6. STATUS OF ADVISER. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

    7. CERTAIN RECORDS. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 3la-2 promulgated under the Investment Company Act of 1940 which are prepared or maintained by the Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request.

    8. LIABILITY OF ADVISER. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Manager, the Trust, or any portfolio in connection with the matters to which this Agreement relates, provided however that no provision of
    this Agreement shall be deemed to protect    the Adviser against any
    liability to the Trust or its shareholders to which it might otherwise be subject by willful misfeasance, bad faith or gross negligence in the


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

    performance of its duties or reckless disregard of its obligations under
    this    Agreement.

    9. PERMISSIBLE INTERESTS. Trustees, agents, and shareholders of the Trust are or may be interested In the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor) thereof is or may be interested in the Trust as a shareholder or otherwise.

    10. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to each Portfolio and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or Interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and the rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the investment Company Act of 1940 and the rules and regulations thereunder. This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 90 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the following address:

         To the Trust:  c/o SEI Financial Management Corporation
                            680 East Swedesford Road
                            Wayne, PA  19087-1658

              To the Adviser:    One New York Plaza
                            New York, NY  10004-19


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

    As used in this Section 10, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

    11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Instrument is executed on behalf of the Trustees of the Trust as Trustees, and are not binding upon any of the Trustees, officers, or shareholders of the Trust Individually but binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


  WEISS, PECK & GREER ADVISERS, INC.      SEI TAX EXEMPT TRUST



  By:   signed-signature illegible        By:   /s/ Sandra M. Krauss
       -----------------------------           ----------------------------
  Its:  Vice President                    Its:  Vice President

Schedule A



                         Fee Schedule - SEI Tax Exempt Trust




                        Intermediate-Term Municipal Portfolio


Net Asset Value                                            Annual Fee
--------------------------------------------------------------------------------
Up to  $   150,000,000                                   .18%
Over       150,000,000                                   .16%


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

SCHEDULE B*



                         FEE SCHEDULE - SEI TAX EXEMPT TRUST


                           INSTITUTIONAL TAX FREE PORTFOLIO




Net Asset Value                                           Annual Fee
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Up to   $500,000,000                                              .05%

Next    $500,000,000                                              .04%

Over    $1,000,000,000                                            .03%


*Notwithstanding any other provision in Paragraph 10 (Duration and Termination) of this Agreement, this Agreement shall terminate automatically (with respect to the institutional Tax Free Portfolio) without penalty 120 days after its initial effective date unless approved by the majority of the outstanding voting securities of the Portfolio.


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

SCHEDULE C*



                         FEE SCHEDULE - SEI TAX EXEMPT TRUST


                           PENNSYLVANIA TAX FREE PORTFOLIO




Net Asset Value                                           Annual Fee

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Up to   $500,000,000                                              .05%

Next    $500,000,000

Over    $1,000,000,000                                            .03%


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

SCHEDULE D*


                         FEE SCHEDULE - SEI TAX EXEMPT TRUST


                            CALIFORNIA TAX EXEMPT PORTFOLIO



Net Asset Value                                           Annual Fee

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Up to  $500,000,000                                          .05%
Next   $500,000,000                                          .04%
Over   $1,000,000,000                                             .03%


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

SCHEDULE E



                         FEE SCHEDULE - SEI TAX EXEMPT TRUST

                                 BAINBRIDGE PORTFOLIO

                                    AUGUST 5, 1992


Net Assets                                                Annual Fee

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Up to $500 million                                          .05%

$500 million to $1 billion                                  .04%

Over $1 billion                                             .03%


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

                                      SCHEDULE F
                                        TO THE
                            INVESTMENT ADVISORY AGREEMENT
                                       BETWEEN
                                 SEI TAX EXEMPT TRUST
                                         AND
                          WEISS, PECK & GREER ADVISERS, INC.


Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

                           Institutional Tax Free Portfolio
                           Pennsylvania Tax Free Portfolio
                           California Tax Exempt Portfolio
                                 Bainbridge Portfolio



Net Asset Value                                            Annual Fee
---------------                                           ----------

Up to $500,000,000                                           .05%
Next  $500,000,000                                           .04%
Over $1,000,000,000                                          .03%

The fees for the Institutional Tax Free Portfolio, Pennsylvania Tax Free Portfolio, California Tax Exempt Portfolio and the Bainbridge Portfolio shall be calculated by aggregating the assets of the four portfolios, applying the above fee schedule and then allocating the fee to each of those portfolios based upon their relative net assets.

This fee schedule dated December 10, 1993 replaces Schedules B, C, D and E of this Agreement.


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